Exhibit 99.1



               Catalyst Semiconductor Reports 2nd Quarter Results


     SUNNYVALE, Calif.--(BUSINESS WIRE)--Dec. 1, 2005--Catalyst Semiconductor, Inc. (NASDAQ:CATS), a developer and marketer of programmable and analog mixed signal products used in telecommunications, networking systems, computation, automotive, industrial and consumer markets, today reported financial results for its fiscal second quarter ended October 31, 2005.
     For the fiscal second quarter ended October 31, 2005, Catalyst had net income of $927,000, or $0.05 per diluted share, on net revenues of $16.9 million. This compares with net income of $1.0 million, or $0.05 per diluted share, on net revenues of $15.6 million in the quarter ended October 31, 2004. In the quarter ended July 31, 2005, Catalyst reported net income of $495,000, or $0.03 per diluted share, on net revenues of $14.7 million.
     Net revenues from analog/mixed signal products were $1.2 million, or 7.3% of revenues, in the quarter ended October 31, 2005, compared with $545,000, or 3.5% of revenues, in the quarter ended October 31, 2004 and $1.1 million, or 7.3% of net revenues, in the quarter ended July 31, 2005. The $170,000 or 16% increase from the previous quarter was primarily from the LED driver and power management product lines.
     Gross margin for the quarter ended October 31, 2005 was 38.0%, compared to 40.8% for the quarter ended October 31, 2004 and 39.0% for the quarter ended July 31, 2005. Second quarter margins were impacted by the increasingly competitive pricing environment in Asia.
     Research & Development expenses increased $44,000, or 2.3%, from the year-ago quarter and $154,000, or 8.5%, from the quarter ended July 31, 2005. The increase from the prior quarter is due to higher employee incentive compensation and increased expenses related to the purchase of mask sets for product development purposes. Sales, General & Administrative expenses decreased $40,000, or 1.2%, from the quarter ended October 31, 2004 and decreased $12,000, or 0.4%, from the quarter ended July 31, 2005. The decrease is principally attributable to reduced Sarbanes-Oxley related expenses, which was partially offset by increased personnel related expenses.
     Catalyst recorded an income tax provision of $449,000, or 32.6% of income before income taxes during the quarter ended October 31, 2005. This compares to an income tax provision of $216,000, or 17.7% in the quarter ended October 31, 2004 and $247,000, or 33.3% on income before taxes in the quarter ended July 31, 2005. The tax provision recorded for the quarter just completed adjusts the effective year to date tax rate to 32.9% based upon certain changes in the tax laws and other factors. The tax rate in the quarter one year ago benefited from the restoration of certain tax credits, lowering the year to date tax provision for that year.
     As of October 31, 2005, Catalyst had cash, cash equivalents and short-term investments of $33.9 million, a decrease of $115,000 compared to the previous quarter. During the quarter, a total of 289,444 shares were repurchased under the company's continuing stock buyback program for a total repurchase cost of $1,426,000, at an average cost of $4.93 per share. Through the first six months of fiscal 2006 the company repurchased a total of 344,168 shares at a total cost of $1,685,000.

     Management Comments & Outlook

     "We are encouraged by the revenue increase achieved for our new and growing line of analog/mixed signal products, reaching a total of $2.3 million in revenues for the first two quarters of this fiscal year compared to $1.3 million for the same period the year before.
     "While we continue to see pricing pressure on our products, we are pleased to record our 16th consecutive profitable quarter and see our revenues increasing. Our well-established position as a cost competitive provider enables us to continue serving our customers while maintaining profitability on a sustained basis," said Gelu Voicu, president and chief executive officer.

     Investor Conference Call

     Catalyst will conduct a conference call regarding the second fiscal quarter results beginning at 2:00 p.m. (Pacific Time) today. The call will be available to all investors and media via the company's Web site www.catalyst-semiconductor.com, at www.fulldisclosure.com, or by dialing (877) 754-9851 (domestic only). International callers can dial (706) 643-1107. A replay of the call will be aired from approximately 4:00 p.m. today until midnight (Eastern) on December 9, 2005 at the company's Web site or by dialing
(800) 642-1687 (domestic) or (706) 645-9291 (international), entering reservation number 2530272 and following operator instructions.

     About Catalyst Semiconductor

     Founded in 1985, Catalyst Semiconductor, Inc. is headquartered in Sunnyvale, California. The Company designs and markets a broad range of programmable products including Serial and Parallel EEPROMs with I2C, SPI and Microwire interfaces, Flash Memories, NVRAM, Digitally Programmable Potentiometers, Microcontroller Supervisory circuits and other programmable Analog/Mixed Signal products. Catalyst products are used in telecommunications, networking systems, computation, automotive, industrial and consumer markets. Typical applications include optical networks, modems, wireless LANs, network cards, PC BIOS, DIMM modules, cellular telephones, digital satellite box receivers, set-top boxes and Internet routers. Catalyst's Quality Management System is ISO 9001 certified. For additional information about Catalyst Semiconductor, visit our web site at www.catalyst-semiconductor.com.

     Forward-Looking Statements

     Certain statements in this press release, including statements regarding future market conditions, demand for our products, and increasing revenues and continued profitability, particularly from analog and mixed signal products, are forward looking statements that are subject to risks and uncertainties. These risks and uncertainties, which could cause Catalyst's results to differ materially from the forward-looking statements and include, without limitation: declining market acceptance and demand for Catalyst's new products; increased competition in the markets for Catalyst's products leading to decreased average selling prices; the continued growth of the markets for Catalyst's products; potential errors, latent defects, design flaws or other problems with any of Catalyst's products; volatility in supply and demand for Catalyst's products which would adversely affect revenues and market prices; price and availability of foundry services, assembly and test subcontract capacity which are required to meet Catalyst's financial targets and/or meet backlog requirements; timing, future development, cost and market acceptance of Catalyst's new products and the other risks detailed from time to time in Catalyst's Securities and Exchange Commission filings and reports, including, but not limited to, Catalyst's annual report filed on form 10-K and quarterly reports filed on form 10-Q. Catalyst disclaims any obligation to update information contained in any forward looking statement.

     Note to Editors: The "2" in I2C is superscript.



                          CATALYST SEMICONDUCTOR, INC.
                 UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                     October 31, 2005  April 30, 2005
                                     ---------------- ----------------
               ASSETS
Current assets:
 Cash and cash equivalents                 $  15,856        $  10,978
 Short term investments                       18,023           22,815
 Accounts receivable, net                     12,274            9,966
 Inventories                                   9,832           11,455
 Deferred tax assets                           4,188            4,188
 Other current assets                            826              875
                                     ---------------- ----------------
     Total current assets                     60,999           60,277

 Property and equipment, net                   5,717            5,582
 Deferred tax assets                           4,128            4,128
 Other assets                                     62               74
                                     ---------------- ----------------
     Total assets                          $  70,906        $  70,061
                                     ================ ================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable                          $   6,625        $   6,069
 Accrued expenses                              3,743            4,245
 Deferred gross profit on shipments
  to distributors                              1,760            1,879
                                     ---------------- ----------------
     Total current liabilities                12,128           12,193

Total stockholders' equity                    58,778           57,868
                                     ---------------- ----------------
     Total liabilities and
      stockholders' equity                 $  70,906        $  70,061
                                     ================ ================


              UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                      (In thousands, except per share data)

                               ------------------- -------------------
                               Three Months Ended   Six Months Ended
                               ------------------- -------------------
                               Oct. 31,  Oct. 31,  Oct. 31,  Oct. 31,
                                 2005      2004      2005      2004
                               ------------------- -------------------

Net revenues                   $ 16,931  $ 15,604  $ 31,607  $ 32,315

Cost of revenues                 10,493     9,244    19,451    17,280
                               --------- --------- --------- ---------
Gross profit                      6,438     6,360    12,156    15,035

Operating expenses:
   Research and development       1,976     1,932     3,798     4,075
   Selling, general and
    administration                3,352     3,392     6,716     6,550
                               --------- --------- --------- ---------
Income from operations            1,110     1,036     1,642     4,410

Interest income, net                266       184       476       293
                               --------- --------- --------- ---------
Income before income taxes        1,376     1,220     2,118     4,703

Income tax provision                449       216       696     1,505
                               --------- --------- --------- ---------

Net income                     $    927  $  1,004  $  1,422  $  3,198
                               ========= ========= ========= =========

Net income per share:
    Basic                      $   0.05  $   0.06  $   0.08  $   0.18
                               ========= ========= ========= =========

    Diluted                    $   0.05  $   0.05  $   0.08  $   0.16
                               ========= ========= ========= =========

Weighted average common
 shares: outstanding:
    Basic                        16,919    18,221    16,785    17,490
                               ========= ========= ========= =========

    Diluted                      18,274    19,978    18,214    19,494
                               ========= ========= ========= =========



     CONTACT: Catalyst Semiconductor, Inc.
              Joan Vargas, 408-542-1051
              Fax: 408-542-1405
              joan.vargas@catsemi.com